Exhibit 99.1

Introduction

On April 30, 2025 (“Closing Date”), Amcor completed the merger with Berry Global Group Inc. (“Berry”) pursuant to the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor. After consummation of the Merger, shares of Berry Common Stock (as defined below) were delisted from the New York Stock Exchange and are no longer publicly traded.

The following unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2025 (the “Pro Forma Financial Statement”) gives effect to the Merger and related financing transactions (the “Financing Transactions”), which includes adjustments for the following:

Merger

•	addition of Berry’s historical financial information, adjusted to conform to Amcor’s fiscal year end;

•	reclassifications of Berry’s historical financial statements presentation to conform to Amcor’s presentation;

•	removal of historical financial results for Berry’s disposition of its Specialty Tapes business (“Specialty Tapes Business”). Berry has recast their historical financial statements to show their Health, Hygiene and Specialties Global Nonwovens and Films business (“HHNF Business”) as a discontinued operation. These businesses made up the majority of the Health, Hygiene and Specialties Segment (“HHS Segment”) in Berry’s historical statements of income;

•	reduction of Berry’s indebtedness to reflect transactions that Berry was required to undertake in connection with the consummation of the Merger;

•	application of the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”), and to reflect aggregate offer consideration of approximately $10.4 billion in exchange for all outstanding shares of Berry Common Stock; and

•	transaction costs in connection with the Merger.

Financing Transactions

•	Issuance of unsecured notes by Amcor;

•	repayment of certain of Berry’s outstanding indebtedness.

Amcor is providing the following Pro Forma Financial Statement to aid in the analysis of the financial aspects of the Merger. The Pro Forma Financial Statement has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses, and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statement is based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the related Financing Transactions as if the transactions had been completed on July 1, 2024. Berry’s historical financial information has been adjusted to factor in the disposition of the Specialty Tapes Business as well as certain reclassification adjustments to align to the financial statement presentation of Amcor.

The Pro Forma Financial Statement is derived from, and should be read in conjunction with (i) Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed on August 15, 2025, (ii) Berry’s quarterly report on Form 10-Q for the period ended March 29, 2025, filed on April 30, 2025, (iii) Berry’s recast unaudited consolidated statements of income for the nine month periods ended June 29, 2024 and July 1, 2023, and (iv) Berry’s recast audited consolidated statements of income and comprehensive income, cash flows, and changes in stockholders’ equity for each of the two years in the period ended September 28, 2024 and the notes related thereto on Form 8-K, filed on April 29, 2025.

The foregoing historical financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Pro Forma Financial Statement has been prepared based on the aforementioned historical and recast financial statements and the assumptions and adjustments as described in the notes to the Pro Forma Financial Statement.

The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the various transactions referred to above and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger. Amcor has performed an accounting policy review in preparing this Pro Forma Financial Statement. Currently, Amcor is not aware of any material differences between the accounting policies of Amcor and Berry that would continue to exist subsequent to the application of acquisition accounting. The pro forma adjustments are based upon information currently available and certain assumptions as described in the accompanying notes to the Pro Forma Financial Statement, which Amcor’s management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying Pro Forma Financial Statement.

The Pro Forma Financial Statement is presented for illustrative purposes only and does not purport to represent Amcor’s actual consolidated statement of income had the transactions referred to above been consummated on the date assumed or to project the consolidated statement of income of the combined company after consummation of the Merger for any future date or period.

Unless otherwise noted, the Pro Forma Financial Statement and adjustments are presented in millions. In addition, no adjustments have been made to the Pro Forma Financial Statement related to past commercial activities between Amcor and Berry as these transactions have been determined to be immaterial.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended June 30, 2025

($ in millions, except per share data)

	Amcor Year Ended June 30,	Berry As Adjusted Ten Months Ended April 30, 2025	Debt Financing Transactions Accounting Adjustments		Merger Transaction Accounting Adjustments		Pro Forma
	2025	(Footnote 4)	(Footnote 5)	Reference	(Footnote 5)	Reference	Combined
Net sales	$15,009	$8,233	$-		$-		$23,242
Cost of sales	(12,175)	(6,604)	-		-		(18,779)

Gross profit	2,834	1,629	-		-		4,463

Selling, general and administrative expenses	(1,205)	(656)	-		22	(gg)	(1,839)
Amortization of acquired intangible assets	(246)	(150)	-		(307)	(ee)	(703)
Research and development expenses	(120)	(48)	-		-		(168)
Restructuring, transaction and integration expenses, net	(307)	(71)	-		(20)	(ff)	(398)
Other income/(expenses), net	53	(11)					42
Operating income	1,009	693	-		(305)		1,397

Interest income	49	28	-		-		77
Interest expense	(396)	(265)	(13)	(aa), (bb), (cc)	-		(674)
Other non-operating income/(expenses), net	(12)	(5)	-		-		(17)

Income before income taxes and equity in loss of affiliated companies	650	451	(13)		(305)		783

Income tax expense	(135)	(159)	3	(dd)	72	(hh)	(219)
Equity in income/(loss) of affiliated companies, net of tax	3	-	-		-		3

Net income	$518	$292	$(10)		$(233)		$567
					-
Net income attributable to non-controlling interests	(7)	-	-		-		(7)

Net income attributable to Amcor plc	$511	$292	$(10)		$(233)		$560

Earnings per share:
Basic earnings per share	$0.32						$0.35
Diluted earnings per share	$0.32						$0.35

The accompanying notes are an integral part of the Pro Forma Financial Statement

NOTES TO PRO FORMA FINANCIAL STATEMENT

1.	DESCRIPTION OF THE TRANSACTIONS

Merger

On April 30, 2025 (“Closing Date”), Amcor completed the acquisition of 100% of the outstanding common equity of Berry Global Group Inc. (“Berry”). The Merger was completed pursuant to the Merger Agreement with Berry dated November 19, 2024. The purchase price of $10.4 billion consisted of equity consideration of $8.2 billion, based on the conversion of each issued and outstanding share of common stock, $0.01 par value per share, of Berry (“Berry Common Stock”) to 7.25 fully paid and non-assessable ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”) as of the effective time of the Merger (the “Effective Time”), and debt required to be repaid upon consummation of the Merger with a fair value of $2.2 billion. For the purposes of this Pro Forma Financial Statement, Amcor calculated the equity purchase price using the actual shares converted to Amcor Ordinary Share at the close of business on April 30, 2025.

Financing Transactions

Amcor issued unsecured notes (the “Notes” and such issuance of Notes, the “Debt Financing”) on March 17, 2025, prior to the completion of the Merger, to repay certain of Berry’s outstanding debt facilities and derivative contracts which became payable pursuant to change of control provisions, upon consummation of the Merger (the “Specified Berry Indebtedness Refinancing”). Amcor also entered into a commitment letter (the “Debt Commitment Letter”), with Goldman Sachs Bank USA, UBS AG, Stamford Branch, UBS Securities LLC and certain other financial institutions (the “Lenders”), pursuant to which the Lenders committed to provide a bridge facility up to $1.75 billion (the “Bridge Facility”) to provide sufficient funding for the Specified Berry Indebtedness Refinancing in the event that the Notes were not issued in time. Following the issuance of the Notes, the commitment for the Bridge Facility was terminated.

Berry’s historical debt consisted of $7.2 billion as of April 30, 2025, of which approximately $5.2 billion was acquired in the Merger. The remaining debt was repaid upon consummation of the Merger using the proceeds from the Debt Financing and available cash resources.

2.	BASIS OF PRESENTATION

The Pro Forma Financial Statement has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses, and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statement is based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the Financing Transactions as if each of these transactions had been completed on July 1, 2024. Amcor’s 2025 fiscal year ended on June 30, 2025, while Berry’s last fiscal year ended on September 28, 2024. As a result of Berry having a different fiscal period-end than Amcor, the Pro Forma Financial Statement has been prepared as follows:

•	the unaudited pro forma condensed combined statement of income for fiscal year ended June 30, 2025 combines the audited consolidated statement of income of Amcor for fiscal year ended June 30, 2025, and the unaudited consolidated statement of income of Berry for the period ended April 30, 2025. The unaudited consolidated statement of income for Berry was derived by combining the recast audited results for the year ended September 28, 2024 and the unaudited results for the six months ended March 29, 2025 less the recast unaudited results for the nine months ended June 29, 2024 plus the unaudited results for the month ended April 30, 2025.

Refer to Note 4, Reclassification of Berry’s Consolidated Statement of Income and HHS Segment Disposal, for further details on the aggregation of the historical financial statements of Berry.

The historical financial statements have been prepared in accordance with U.S. GAAP. The Pro Forma Financial Statement has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in Note 4, Reclassification of Berry’s Consolidated Statement of Income and HHS Segment Disposal and Note 5, Adjustments to the Pro Forma Financial Statement of the Pro Forma Financial Statement. The pro forma adjustments are based upon reported available information and methodologies that are factually supportable and directly attributable to the Merger and the Financing Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger.

The accounting policies used in the preparation of the Pro Forma Financial Statement are those described in Amcor’s audited consolidated financial statements as of and for the year ended June 30, 2025.

Reclassification adjustments have been made to the historical presentation of Berry to conform to the financial statement presentation of Amcor for the unaudited pro forma condensed combined statement of income. Refer to Note 4, Reclassification of Berry’s Consolidated Statement of Income and HHS Segment Disposal for further details on the reclassification adjustments.

Accounting for the Merger

The Pro Forma Financial Statement has been prepared assuming the Merger is accounted for using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”) with Amcor as the acquiring entity. In accordance with ASC 805, the purchase price of Berry is allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values, as determined in accordance with ASC 820, Fair Value Measurements (“ASC 820”), as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The Merger Agreement provides for the conversion of certain of Berry employees’ share-based awards to Amcor awards. Amcor has included the impact of these conversions to calculate the total purchase consideration and earnings per share. The value of the replacement awards as of the Closing Date was $310 million. Compensation expense of $27 million was recognized immediately post-acquisition and $31 million of compensation expense will be recognized over the remaining service period of up to three years.

Berry’s HHS Segment was comprised solely of the HHNF Business and Specialty Tapes Business. On November 4, 2024, Berry announced the completion of the spin-off and merger of its HHNF Business with Glatfelter Corporation, resulting in the creation of Magnera Corporation. In accordance with U.S. GAAP, the financial position and results of operations of the HHNF Business are presented as discontinued operations and, as such, have been excluded from continuing operations as of and for the quarter ended March 29, 2025. In February 2025, Berry announced the completion of the sale of its Specialty Tapes Business to Nautic Partners. In accordance with U.S. GAAP, the financial position and results of operations of the Specialty Tapes Business did not meet the requirements to be presented as discontinued operations for the quarter ended March 29, 2025. No activity for either the HHNF Business or Specialty Tapes Business is included in the Berry results for the month ended April 30, 2025. Amcor has made adjustments to remove the disposed businesses from Berry’s historical financial statements and reflected repayment of indebtedness paid down with the proceeds of the disposals in the Pro Forma Financial Statement.

Accounting for the Financing Transactions

Amcor issued $2.2 billion in unsecured Notes (the “Notes”) in a 144A offering prior to the consummation of the Merger. The Debt Financing carries a weighted-average interest rate of approximately 5.14%. The Debt Financing costs were approximately $13.6 million. Debt Financing costs are amortized into interest expense over the terms of the Notes and commitment fees are expensed in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2025.

The Merger triggered change in control provisions on certain of Berry’s outstanding debt facilities that required the repayment of such indebtedness and the settlement of associated derivative contracts at close. For the purposes of the Pro Forma Financial Statement, Amcor’s management has considered the derecognition of this debt to be an extinguishment under ASC 470-50, Debt Modifications and Exchanges. Amcor’s management has given pro forma effect to each of these transactions in the Pro Forma Financial Statement.

3.             Preliminary Fair Value Estimate of Purchase Price Allocation to Assets Acquired and Liabilities ASSUMED from the Merger

The following table summarizes the total consideration for the Merger for the purposes of the Pro Forma Financial Statement. The purchase consideration below (in millions, except per share amounts) is comprised of equity consideration of approximately $8.2 billion and the fair value of debt of approximately $2.2 billion which was repaid upon consummation of the Merger. For the purposes of the Pro Forma Financial Statement, the equity consideration is determined based on a price per Amcor Ordinary Share of $9.33 and outstanding shares of Berry Common Stock of approximately 121 million. In addition to the purchase consideration below, approximately $5.2 billion of debt was assumed by Amcor.

(in millions, except Common Stock outstanding and exchange ratio)
Shares of Berry Common Stock outstanding		117[1]
Exchange ratio		7.25
Amcor Ordinary Share price as of April 29, 2025	x	9.33
Total equity consideration		$7,897
Issuance of replacement equity awards		$310
Debt repaid upon consummation of the Merger		$2,190
Total purchase consideration		$10,397

1Shares of Berry Common Stock outstanding used in the purchase consideration calculation consists of approximately 116.8 million shares of outstanding Berry Common Stock and the conversion of approximately 4.5 million Berry share-based awards which vested immediately prior to the consummation of the Merger to Amcor Ordinary Shares.

The following table summarizes the allocation of the total purchase price of the Merger to the estimated fair values of the assets acquired and liabilities assumed (in millions):

Assets acquired:
Cash and cash equivalents	$555
Trade receivables	1,313
Inventories	1,543
Prepaid expenses and other current assets	159
Property, plant and equipment, net	4,310
Operating lease assets	589
Other intangibles assets	6,231
Deferred tax assets	39
Employee benefit assets	31
Other non-current assets	19
Total identifiable assets acquired	$14,789

Liabilities assumed:
Current portion of long-term debt	$859
Short term debt	1
Trade payables	624
Accrued employee costs	156
Other current liabilities	990
Non-current operating lease liabilities	474
Long-term debt, less current portion	4,362
Deferred tax liabilities	2,022
Employee benefit obligations	154
Other non-current liabilities	604
Total liabilities assumed	$10,246
Net identifiable assets acquired	4,543
Fair value of non-controlling interests	(5)
Goodwill	5,859
Net assets acquired	$10,397

The fair values of inventory, intangible assets, and property, plant and equipment have been estimated based on third-party preliminary studies utilizing currently available but limited financial forecasts and publicly available information from comparable transactions. The allocation of the total consideration to the tangible and identifiable intangible assets acquired and liabilities assumed is preliminary until Amcor obtains final information regarding their fair values. The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The estimated useful lives of the customer relationships, technology, and other intangibles acquired are 12 years, 8 years and 10 years, respectively. The preliminary purchase price adjustments for property, plant, and equipment, net included adjustments to land which has an indefinite useful life and adjustments to all other acquired fixed assets, along with related assumptions as to their remaining useful lives.

4.            Reclassification of Berry’s Consolidated Statement of Income and HHS Segment Disposal

The table below sets forth the historical statement of income for Berry, giving pro forma effect to presentation adjustments and transactions that occurred prior to the closing of the Merger.

RECLASSIFIED AND ADJUSTED CONSOLIDATED STATEMENT OF INCOME

For the Ten Months Ended April 30, 2025

($ in millions)

	[A]	[B]	[C]	[D]	[A]- [B]+[C] + [D] = [E]	[F]	[E]+[F] = [G]	[H]	[H]	[H]	[G]+[H] = [I]
	Historical Recast Berry Year Ended September	Historical Berry Recast Nine Months Ended June	Historical Berry Six Months Ended March 29,	Historical Berry Month Ended April 30,	Historical Berry Ten Months Ended April 30,	Reclassification Adjustments	Berry Reclassified Period Ended	Adjustment for Specialty Tapes Disposals	Adjustment for First Lien Notes Matured	Adjustment for Term Loan paid prior to Close	Berry As Adjusted Ten Months Ended April 30,
	28,2024	29,2024	2025	2025	2025	A	April 30, 2025	B	C	D	2025
Net sales	$10,071	$7,460	$4,905	925	8,441		8,441	$(208)	$-	$-	8,233
Cost of sales	-	-	-	(762)	(762)		(6,767)	163	-	-	(6,604)
Cost and expenses:						(6,005)	-				-
Cost of goods sold	(8,055)	(5,997)	(3,947)		(6,005)	6,005	-	-	-	-	-
Selling, general and administrative	(784)	(582)	(423)		(625)	625	-	-	-	-	-
Amortization of intangibles	(186)	(141)	(90)		(135)	135	-	-	-	-	-
Restructuring and transaction activities	-	-	-	(126)	(126)	126	-	-	-	-	-
Business consolidation and other activities	(160)	(115)	98		53	(53)	-	-	-	-	-
Selling, general, and administrative expenses	-	-	-	(81)	(81)	(582)	(663)	7	-	-	(656)
Amortization of acquired intangible assets	-	-	-	(15)	(15)	(135)	(150)				(150)
Research and development expense	-	-	-	(6)	(6)	(43)	(49)	1	-	-	(48)
Restructuring, transaction, and integration expenses	-	-	-	-	-	(73)	(73)	2	-	-	(71)
Other income/(expenses), net	-	-	-	(11)	(11)	-	(11)				(11)
Operating income	886	625	543	76	728	-	728	(35)	-	-	693

Other (expense)/income	(24)	(9)	10	-	(5)	5	-	-	-	-	-
Interest income	-	-	-	5	5	23	28	-	-	-	28
Interest expense	(307)	(222)	(148)	(41)	(274)	(23)	(297)	1	5	26	(265)
Other non-operating income/(expenses), net	-	-	-	-	-	5	5	-	-	-	5

Income before income taxes	555	394	405	(112)	454	-	454	(34)	5	26	451

Income tax expense	(84)	(61)	(128)	(9)	(160)	-	(160)	7	(1)	(5)	(159)
Equity in income/(loss) of affiliated companies, net of tax	-	-	-	-	-	-	-	-	-	-	-

Net income from continuing operations	$471	$333	$277	$(121)	$294	$-	$294	$(27)	$4	$21	$292
Income from discontinued operations	56	41	(74)	-	(59)	-	(59)	59	-	-	-

Income tax (expense) benefit	(11)	(6)	4	-	(1)	-	(1)	1	-	-	-
Net Loss on discontinued operations	$45	$35	$(70)	$-	$(60)	$-	$(60)	$60	$-	$-	$-

Net income attributable to non-controlling interests	-	-	-	-		-	-	-	-	-	-

Net income attributable to parent	$516	$368	$207	$(121)	$234	$-	$234	$33	$4	$21	$292

Reclassification and Other Adjustments

A            Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B            Adjustments to remove balances attributable to Specialty Tapes, which was part of the HHS Segment prior to disposition. An effective tax rate of approximately 21% was applied to pre-tax income.

C            Represents a decrease in interest expense of $5 million and a related $1 million increase in income tax expense at an effective tax rate of approximately 21%, resulting from repayment of Berry’s 1.00% First Priority Senior Secured Notes that matured in January 2025.

D            Represents a decrease in interest expense of $26 million and a related $5 million increase in income tax expense at an effective tax rate of approximately 21%, as a result of the repayment of outstanding indebtedness under Berry’s existing term loan facilities prior to the close of the Merger.

5.            ADJUSTMENTS TO the PRO FORMA financial statement

Adjustment to the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended June 30, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2025, are as follows:

Financing Transactions Accounting Adjustments

(aa)	Represents an increase in interest expenses of $87 million related to the Debt Financing, with a 5.14% weighted average annual interest rate.

(bb)	Represents a decrease in interest expense of $91 million on Berry’s debt that was repaid upon consummation of the Merger.

(cc)	Represents a $17 million increase in interest expense to remove the impact of Berry’s historical swaps that were settled prior to the Merger.

(dd)	Represents a $3 million decrease in income tax expenses for the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 25%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Merger Transaction Accounting Adjustments

(ee)	Represents expenses related to $307 million of amortization of intangible assets acquired in the Merger.

(ff)	Represents $20 million in Amcor’s advisory, brokerage, legal, and other transaction-related expenses related to the Merger that are not reflected in the historical financial statements.

(gg)	Represents a $22 million adjustment for the difference between Berry’s historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the Merger. The fair value of the replacement share-based awards, including stock options and restricted stock units, will be recognized ratably over post-combination expense service periods ranging from two to three years.

(hh)	Represents a $72 million decrease in income tax expense for the income tax impact of pro forma adjustments included in the unaudited pro forma condensed combined statement of income (adjusted for non-deductible acquisition costs) utilizing an estimated blended statutory rate of approximately 25% for the amortization of intangible assets and 21% for the share-based compensation expense . The estimated blended statutory rates are preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

6.	EARNINGS PER SHARE

Earnings per share represents the net earnings per share calculated using the historical weighted average shares outstanding at June 30, 2025. As the Merger and the Financing Transactions are being reflected as if they had occurred as of July 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Merger have been outstanding for the entire periods presented.

The computation of basic and diluted net income per share attributable to Amcor shareholders is as follows (in millions, except per share data):

Pro forma period for the Year Ended June 30, 2025

Numerator:
Net income attributable to Amcor plc	$560
Distributed and undistributed earnings attributable to shares to be repurchased	(1)
Net income available to ordinary shareholders of Amcor plc —basic and diluted	$559
Denominator:
Weighted average ordinary shares outstanding
Historical weighted-average ordinary shares outstanding — basic	1,589
Effect of dilutive shares	4
Weighted average ordinary shares outstanding — Diluted	1,593
Net income per share:
Basic	$0.35
Diluted	$0.35